PRELIMINARY TERMS SUPPLEMENT NO. 32 dated July 30, 2010 (Subject to Completion)
To Product Supplement No. 5 dated July 27, 2010 and
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-164694

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 5 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” and "Additional Risk Factor" beginning on page TS-7 of this preliminary terms supplement, and “Risk Factors” beginning on page PS-4 of product supplement no. 5 and beginning on page S-4 of the prospectus supplement. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, MLPF&S is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.000	$
Underwriting Discount: (1)	$ 0.125	$
Proceeds to Eksportfinans ASA Before Expenses:	$ 9.875	$

(1) For additional information, see “Supplemental Plan of Distribution” in product supplement no. 5. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively.

* Depending on the date the Notes are priced for initial sale to the public, which may be in August or September 2010, the settlement date may occur in August or September 2010, the maturity date may occur in August or September 2011 and the Observation Dates may be adjusted accordingly. Any reference in this terms supplement to the month in which the pricing date, settlement date, maturity date or any Observation Date will occur is subject to change as specified above.

Merrill Lynch & Co.
August    , 2010

Summary

The Strategic Accelerated Redemption Securities® Linked to the iShares® MSCI Brazil Index Fund due September    , 2011 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes are designed for, but not limited to, investors who anticipate that the Observation Level of the iShares® MSCI Brazil Index Fund (the Index Fund) on any Observation Date will be equal to or greater than the Call Level.

The Notes provide for an automatic call of the Notes if the Observation Level of the Index Fund on any Observation Date is equal to or greater than the Call Level. If the Notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the Call Amount) equal to the $10 Original Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the Redemption Amount) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage change in the price per share of the Index Fund from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date. Investors’ gain or loss upon the sale, exchange or redemption, or at maturity, of the Notes should be long-term capital gain or loss if the Notes are held for more than one year, and otherwise should be short-term capital gain or loss. Accordingly, if the Notes are called on the first or second Observation Date, any capital gain or loss should be short-term capital gain or loss. Any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

Capitalized terms used but not defined in this terms supplement have the meanings set forth in the accompanying product supplement no. 5. References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately 1 year
Market Measure:	iShares® MSCI Brazil Index Fund (Index Fund Symbol: EWZ)
Starting Value:

The Volume Weighted Average Price on the Pricing Date. The Starting Value will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with sales of the Notes.

Volume Weighted Average Price:

Absent a determination of manifest error, the price (rounded to two decimal places) shown on page "AQR" on Bloomberg L.P. for trading in shares of the Index Fund taking place from approximately 9.30 a.m. to 4.02 p.m. on all U.S. exchanges on the Pricing Date.

Ending Value:

The Observation Level on the final Observation Date. If it is determined that a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Observation Date, the Ending Value will be determined as more fully described on page PS-16 of product supplement no. 5.

Observation Level:	The Closing Value (as defined on page TS-9) of the Index Fund on the NYSE Arca on any Observation Date, multiplied by the Price Multiplier.
Observation Dates:	February , 2011; May , 2011 and August , 2011 (the final Observation Date).
The Observation Dates will occur approximately every three months beginning with the first Observation Date which will occur approximately six months after the Pricing Date.
Call Level:	100.00% of the Starting Value
Call Amounts (per Unit):	$10.70 – $10.90 if called on February , 2011; $11.05 - $11.35 if called on May , 2011; and $11.40 - $11.80 if called on August , 2011.
The actual Call Amounts will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with the sale of the Notes.
Call Premium:

14.00% – 18.00% of the Original Offering Price per annum. The actual Call Premium will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with the sale of the Notes.

Call Settlement Date:

The fifth Banking Business Day following an Observation Date, if the Notes are called on such Observation Date, subject to postponement as described beginning on page PS-13 of product supplement no. 5; provided however, that the Call Settlement Date related to the final Observation Date shall be the maturity date.

Threshold Value:	90.00% of the Starting Value (rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Index Fund described on pages PS-20 to PS-23 of product supplement no. 5.
Leverage Factor:	100.00%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S)

Determining Payment for the Notes

Automatic Call Provision:

The Notes will be automatically called on an Observation Date if the Observation Level on such Observation Date is equal to or greater than the Call Level. If the Notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to such Observation Date, which is equal to the $10 Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the Notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the Maturity Date, calculated as follows:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places) assuming:

1) a hypothetical Starting Value of 65.63, the Volume Weighted Average Price of the Index Fund on July 15, 2010 (rounded to two decimal places);

2) a hypothetical Threshold Value of 59.07 or 90.00% of the hypothetical Starting Value (rounded to two decimal places);

3) a hypothetical Call Level of 65.63, or 100.00% of the hypothetical Starting Value;

4) a term of the Notes from July 22, 2010 to July 29, 2011, a term expected to be similar to that of the Notes;

5) a hypothetical Call Premium of 16.00% of the $10.00 Original Offering Price per unit per annum, the midpoint of the range of 14.00% and 18.00%; and

6) hypothetical Observation Dates occurring on January 21, 2011, April 22, 2011 and July 22, 2011.

The Notes are called on one of the Observation Dates

The Notes have not been previously called and the hypothetical Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1
If the call is related to the Observation Date that falls on January 21, 2011, the Call Amount per Unit will be:
$10.00 plus the Call Premium of $0.80 = $10.80 per Note.

Example 2
If the call is related to the Observation Date that falls on April 22, 2011, the Call Amount per Unit will be:
$10.00 plus the Call Premium of $1.20 = $11.20 per Note.

Example 3
If the call is related to the Observation Date that falls on July 22, 2011, the Call Amount per Unit will be:
$10.00 plus the Call Premium of $1.60 = $11.60 per Note.

The Notes are not called on any of the Observation Dates

Example 4
The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Market Measure on the final Observation Date is not less than 59.07, the hypothetical Threshold Value. The amount you receive at maturity per Note will therefore be $10.00.

Example 5
The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Market Measure on the final Observation Date is less than 59.07, the hypothetical Threshold Value. The amount you receive at maturity will be less, and possibly significantly less, than the $10.00 Original Offering Price per Note.

If the Ending Value is 52.50, or 80.00% of the hypothetical Starting Value, the payment at maturity will be:
$10.00 + [$10.00 x (52.50 – 59.07) / 65.63] = $9.00 per Note

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Observation Level on the applicable Observation Date, Ending Value, if applicable, Call Premium and term of your investment.

Summary of the Hypothetical Examples

Notes are Called on an Observation Date	Observation Date on January 21, 2011	Observation Date on April 22, 2011	Observation Date on July 22, 2011
Hypothetical Starting Value	65.63	65.63	65.63
Hypothetical Call Level	65.63	65.63	65.63
Hypothetical Observation Level on the Observation Date	72.19	68.91	68.91
Return of the Market Measure (excluding any dividends)	10.00%	5.00%	5.00%
Return of the Notes	8.00%	12.00%	16.00%
Call Amount per Unit	$10.80	$11.20	$11.60

Notes are Not Called on any Observation Date	Hypothetical Ending Value exceeds the Threshold Value	Hypothetical Ending Value does not exceed the Threshold Value
Hypothetical Starting Value	65.63	65.63
Hypothetical Ending Value	60.44	52.50
Hypothetical Threshold Value	59.07	59.07
Is the hypothetical Ending Value less than the hypothetical
Threshold Value?	No	Yes
Return of the Market Measure (excluding any dividends)	-7.91%	-20.00%
Return of the Notes	0.00%	-10.00%
Redemption Amount per Unit	$10.00	$9.00

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section beginning on page PS-4 of product supplement no. 5 and “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section beginning on page S-6 of the prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

  If your Notes are not called prior to maturity, your investment may result in a loss, which could be substantial.

  Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return will be capped at the Call Premium.

  Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

  You must rely on your own evaluation of the merits of an investment linked to the Index Fund.

  In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

  The sponsor of the Underlying Index, MSCI Inc. (MSCI), may adjust the Underlying Index in a way that affects its level, and MSCI has no obligation to consider your interests.

  We cannot control actions by the sponsor of the Index Fund, iShares ® Trust (iShares), or the Index Fund’s investment adviser, BlackRock Fund Advisors (BFA), which may adjust the Index Fund in a way that could adversely affect the value of the Notes and the amount payable on the Notes, and iShares and BFA have no obligation to consider your interests.

  You will have no rights as a securityholder of the securities held by the Index Fund, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

  We do not control any company held by the Index Fund or included in the Underlying Index, and are not responsible for any disclosure made by any other company.

  The performance of the Index Fund and the performance of the Underlying Index may vary.

  Risks associated with the Underlying Index or the underlying assets of the Index Fund will affect the share price of the Index Fund and hence, the value of the Notes.

  Your return on the Notes may be affected by factors affecting the international securities markets.

  There are liquidity and management risks associated with the Index Fund.

  Time differences between cities where the securities comprising the Underlying Index and the shares of the Index Fund trade may create discrepancies in trading levels.

  Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

  Purchases and sales by MLPF&S and its affiliates may affect your return on the Notes.

  MLPF&S or its affiliates may do business with underlying companies.

  Hedging transactions may affect the return of the Notes.

  Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” beginning on page PS-29 of product supplement no. 5).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

Additional Risk Factor

The price of shares of the Index Fund is subject to currency exchange risk.

Because the price of shares of the Index Fund is related to the U.S. dollar value of stocks comprising the Underlying Index, you will be exposed to currency exchange rate risk with respect to the Brazilian real. If the Brazilian real weakens relative to the U.S. dollar, the price of shares of the Index Fund will be adversely affected. In such a case, the price per share of the Index Fund may not reach the Call Level as of any Observation Date, the Notes therefore will not be called, and any payment at maturity may be less than the Original Offering Price of the Notes. Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in Brazil and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance. In 1999, the currency of Brazil suffered a currency crisis and significant devaluation. We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have a significant negative effect on the value of the Notes.

Investor Considerations

You may wish to consider an investment in the Notes if:

  You anticipate that the price per share of the Index Fund will be equal to or greater than the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

  You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index Fund from the Starting Value to the date on which the Notes are called.

  You accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.

  You accept that your investment may result in a loss, which could be significant, if the price per share of the Index Fund decreases below the Threshold Value from the Starting Value to the Ending Value on the final Observation Date.

  You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

  You want exposure to the Index Fund with no expectation of dividends or other benefits of owning the stocks included in the Index Fund.

  You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

  You are willing to make an investment, the payments on which depend in part on our creditworthiness, as the issuer of the Notes.

The Notes may not be appropriate investments for you if:

  You want to hold your Notes for the full term.

  You anticipate that the price per share of the Index Fund will decrease from the Starting Value to the Ending Value.

  You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

  You seek a return on your investment that will not be capped at the Call Premium.

  You are seeking 100% principal protection or preservation of capital.

  You seek interest payments or other current income on your investment.

  You want to receive dividends from the Index Fund or dividends or other benefits paid on the stocks held by the Index Fund.

  You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

  You are not willing or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Other Terms of Notes

The provisions of this section supersede and replace the definition of “Closing Value” set forth in product supplement no. 5. The “Closing Value” means:

(A) If the Market Measure is listed or admitted to trading on a national securities exchange in the United States that is registered under the Securities Exchange Act of 1934 (registered national securities exchange), is included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Value for any date of determination on any trading day means for one share of the Market Measure (or any other security underlying a Market Measure for which a Closing Value must be determined for purposes of the Notes):

a. the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b. if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter-market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c. if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, then the Closing Value shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Market Measure (or any other security underlying the Market Measure for which a Closing Value must be determined for purposes of the Notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Value shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B) If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Value for any date of determination on any trading day means for one share of the Market Measure the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Value will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C) If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Value will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering and will receive underwriting compensation from Eksportfinans. MLPF&S may offer the Notes to dealers and/or selling agents, including affiliates that are dealers, at that price less a concession not in excess of the underwriting discount set forth on the cover of this terms supplement. MLPF&S will not receive an underwriting discount for Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices.

The Index Fund

We have derived the following information from publicly available documents published by the iShares, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Index Fund and the Index Fund will have no obligations with respect to the Notes. This terms supplement relates only to the Notes and does not relate to the shares of the Index Fund or securities in the MSCI Brazil Index (the Underlying Index). Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this terms supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Observation Dates and therefore could affect your Call Amount or Redemption Amount, as applicable.

iShares consists of numerous separate investment portfolios, including the Index Fund. The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Index Fund typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund’s shareholders as “ordinary income.” In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Index Fund or any equivalent payments. The Index Fund currently has an expense ratio of approximately 0.65% per year.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. None of us, any of our affiliates or MLPF&S makes any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol “EWZ”.

The Underlying Index

All disclosures contained in this terms supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI (the Index Sponsor). The Underlying Index is calculated, maintained, and published by the Index Sponsor.

The Underlying Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the Bolsa de Valores de Sao Paulo. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MXBR”. The Underlying Index is published in real time every 60 seconds during market trading hours. The Underlying Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars. As of June 30, 2010, the five largest sector weights were: Materials (26.19%), Financials (22.81%), Energy (21.82%), Consumer Staples (9.18%) and Utilities (6.10%).

The Underlying Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float–adjusted market capitalization in each industry sector, within each country included in an index.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI recently enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 30, 2008. The enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology, and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

  defining the equity universe;

  determining the market investable equity universe for each market;

  determining market capitalization size segments for each market;

  applying index continuity rules for the MSCI Standard Index;

  creating style segments within each size segment within each market; and

  classifying securities under the Global Industry Classification Standard (the GICS).

Defining the Equity Universe. Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (DM) or Emerging Markets (EM). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (REITs) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

  Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

  Equity Universe Minimum Free Float–Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float–adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

  DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (ATVR), a measure that screens out extreme daily trading volumes and takes into account the free float–adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a market investable equity universe of an Emerging Market.

  Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

  Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (IPO) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

  Investable Market Index (Large + Mid + Small);

  Standard Index (Large + Mid);

  Large Cap Index;

  Mid Cap Index; or

  Small Cap Index.

Creating the size segment indices in each market involves the following steps:

  defining the market coverage target range for each size segment;

  determining the global minimum size range for each size segment;

  determining the market size–segment cutoffs and associated segment number of companies;

  assigning companies to the size segments; and

  applying final size–segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s®, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi–Annual Index Reviews (SAIRs) in May and November of the Size Segment and Global Value and Growth Indices which include:

  updating the indices on the basis of a fully refreshed equity universe;

  taking buffer rules into consideration for migration of securities across size and style segments; and

  updating FIFs and Number of Shares (NOS).

(ii) Quarterly Index Reviews (QIRs) in February and August of the Size Segment Indices aimed at:

  including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

  allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

  reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, any of our affiliates or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the Underlying Index or any successor to the Underlying Index.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Index Fund for the calendar quarters from the first quarter of 2005 through July 15, 2010. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease. In addition, we cannot assure you that the price per share of the Index Fund will increase so that the closing price per share of the Index Fund on any applicable Observation Date will be equal to or greater than the Starting Value or that your Notes will be automatically called on such Observation Date.

	HIGH	LOW
2005
First Quarter	25.54	19.80
Second Quarter	25.02	21.17
Third Quarter	33.45	23.65
Fourth Quarter	36.02	29.02

2006
First Quarter	43.14	34.83
Second Quarter	46.98	31.92
Third Quarter	40.88	36.11
Fourth Quarter	46.85	38.09

2007
First Quarter	49.32	42.70
Second Quarter	62.92	49.58
Third Quarter	74.58	51.28
Fourth Quarter	86.15	72.50

2008
First Quarter	88.23	69.26
Second Quarter	100.47	79.88
Third Quarter	87.78	50.99
Fourth Quarter	56.25	26.89

2009
First Quarter	40.89	31.75
Second Quarter	57.95	39.24
Third Quarter	67.64	49.17
Fourth Quarter	79.79	66.03

2010
First Quarter	77.79	62.84
Second Quarter	75.73	58.61
Third Quarter (through July 15, 2010)	67.34	62.97

Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the Index Fund. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index Fund and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement with BlackRock

We have entered into a non-exclusive license agreement with BlackRock under which BlackRock has licensed to us the right to use the iShares® mark in connection with the Index Fund.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

  In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. Accordingly, you should not be required to accrue any income during the term of the Notes.

  Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes should be treated as a capital gain while any loss should be treated as a capital loss. This capital gain or loss should be long-term capital gain or loss if you hold the Notes for more than one year.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 5, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 5, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

Section 1260 of the Internal Revenue Code (Code) generally applies if an investor enters into a "constructive ownership transaction" with respect to a "pass-thru entity". The Market Measure is a "pass-thru entity" for these purposes, but it is not entirely clear whether a holder's ownership of a Note constitutes a "constructive ownership transaction". There may exist a risk that an investment in the Notes will be treated as a "constructive ownership transaction". You should review the "Taxation in the United States" section of the accompanying product supplement, and consult your own tax advisors regarding the potential application of the "constructive ownership" rules to these Notes.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section beginning on page PS-29 of the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Additional Terms of the Notes

You should read this preliminary terms supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

  Product supplement no. 5 dated July 27, 2010: http://www.sec.gov/Archives/edgar/data/700978/000089109210003011/e39484_424b2.htm

  Prospectus supplement and prospectus dated February 4, 2010: http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a product supplement, prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the product supplement, prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain of its structured investments (the Structured Investments), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of the underlying market measure for bearish Structured Investments) at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

“iShares®” is a registered mark of BlackRock Institutional Trust Company, N.A. (BITC). Prior to December 1, 2009, BlackRock Institutional Trust Company, N.A. was known as Barclays Global Investors, N.A. BITC has licensed certain trademarks and trade names of BITC for our use. The Notes are not sponsored, endorsed, sold, or promoted by BITC, its affiliate, BlackRock Fund Advisors (BFA), or by the iShares® Funds. Neither BITC, BFA, nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BITC, BFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.